Exhibit 3.17


                                  RESTATED

                        CERTIFICATE OF INCORPORATION

                                     OF

                                 [Company]


                  FIRST: The name of the corporation is [Company]
         (hereinafter, the "Corporation").

                  SECOND: The name under which it was originally incorporated is [original Company name].

                  THIRD: The date of filing of its original certificate of incorporation is [date of original incorporation].

                  FOURTH: The address of the registered office of the Corporation is 735 First National Building, 120 Robinson, Oklahoma City, Oklahoma 73102. The name of the registered agent at that address is The Corporation Company.

                  FIFTH:   The duration of the Corporation is perpetual.

                  SIXTH: The purpose for which the Corporation is formed is to engage in any act or activity for which a corporation may be organized under the Oklahoma General Corporation Act including, but not limited to, the acting as an insurance agent and the providing of insurance services, exclusive of the underwriting of insurance policies.

                  SEVENTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1000) shares of Common Stock, each having a par value of one cent ($0.01).